Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2018 (except for Notes 1(d), 2(j), 7, 9, 10, 12, 13, 14 and 15, as to which the date is March 14) in the Registration Statement on Form F-1 and related Prospectus of Polypid Ltd. dated March 14, 2018.

/s/ KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel-Aviv, Israel

March 14, 2018